Exhibit 10.17

Lyell Immunopharma, Inc.

400 E. Jamie Court, Suite 301

South San Francisco, CA 94080

October 01, 2020

Stanford University

Office of Technology Licensing

415 Broadway Street, 2nd Floor

Redwood City, CA 94063

Re:    Success Payment Commitment

Ladies and Gentlemen:

The Board of Trustees of the Leland Stanford Junior University, an institution of higher education having powers under the laws of the State of California (“Stanford”) and Lyell Immunopharma, Inc., a Delaware corporation (the “Company”), for good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, covenant and agree as follows:

1.     Success Payments. In consideration for Stanford entering into the Collaboration and Master Sponsored Research Agreement dated as of the date hereof (“Collaboration Agreement”), the Company agrees to make Success Payments to Stanford in accordance with this Section 1.

(a)    If a Measurement Date occurs during the Success Payment Period, and the Current Value Multiple on such Measurement Date is equal to or exceeds any of the trigger values set forth in Exhibit A attached hereto (each, a “Trigger Value”) then the Company shall be obligated to make a Success Payment to Stanford. For the avoidance of doubt, if the Success Payment Period ends due to the occurrence of a Change of Control Transaction, then the Company shall make any Success Payment required in connection with the Measurement Date corresponding to the closing of such Change of Control Transaction, and no additional Success Payments shall become due thereafter.

(b)    In the event any Measurement Date occurs during the Success Payment Period, the Company will provide written notice to Stanford (each, a “Success Notice”) within twenty (20) calendar days thereof. Each Success Notice shall reference this letter agreement and shall set forth the occurrence that constitutes a Measurement Date, the Fair Market Value of one Series A Preferred Stock Equivalent, and the Current Value Multiple with respect to such Measurement Date. For the avoidance of doubt, Stanford shall not be bound by and may contest any of the determinations of the Company stated in the Success Notice with respect to whether a Measurement Date has occurred, the Fair Market Value of one Series A Preferred Stock Equivalent, and the Current Value Multiple with respect to the Measurement Date.

(c)    Any Success Payment that the Company becomes obligated to make pursuant to Section 1(a) shall be due and payable on the Success Payment Date corresponding to such Success Payment, and shall be paid in cash or cash equivalents or, in the Company’s sole discretion, may instead be paid in the form of publicly-tradable shares of the Company’s common stock, in which case such shares of common stock shall be deemed to have a value equal to the Closing Trading Price as of the trading day immediately prior to the Success Payment Date. Furthermore, any Company Sale Success Payment that relates to a Change of Control Transaction in which the consideration paid to stockholders of the Company consists of publicly-tradable shares of common stock of the acquiring entity or its parent or affiliate, such Success Payment may also, in the Company’s (or acquiring entity’s) sole discretion, be paid in the form of such publicly-tradable shares of common stock of the acquiring entity or its parent or affiliate, in which case such shares of common stock shall be deemed to have a value equal to the Closing Trading Price as of the trading day immediately prior to the Success Payment Date.

For purposes of the foregoing, shares of common stock shall be considered “publicly-tradable” if they are not subject to any private placement investment letter restrictions, contractual “market stand-off” restrictions or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate).

(d)     Any entity that acquires the Company (or acquires substantially all of the Company’s assets) pursuant to a Change of Control Transaction, shall arrange or cause the Company to arrange for the payment to Stanford, at or prior to the closing of such Change of Control Transaction, of any Success Payments that have become due but are not yet paid as of the closing of the Change of Control Transaction, together with any additional Success Payment that becomes due as a result of the closing of the Change of Control Transaction.

(e)     For purposes of this letter agreement:

“Affiliate” means, with respect to any entity, another entity that either directly or indirectly, through one (1) or more intermediaries, Controls, is Controlled by or is under common Control with, such entity.

“Change of Control Transaction” means either (a) the acquisition of the Company by another entity that is not an Affiliate of the Company by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) that results in the voting securities of the Company outstanding immediately prior thereto failing to represent immediately after such transaction or series of transactions (either by remaining outstanding or by being converted into voting securities of the surviving entity or the entity that controls such surviving entity) a majority of the total voting power represented by the outstanding voting securities of the Company, such surviving entity or the entity that controls such surviving entity; (b) a sale, lease or other conveyance of all or substantially all of the assets of the Company to another entity that is not an Affiliate of the Company; or (c) any Deemed Liquidation Event (as defined in the Company’s Certificate of Incorporation, as may be amended from time to time) that results in the liquidation of the Company and the distribution of transaction proceeds to the Company’s equity holders.

“Closing Trading Price” means, with respect to any publicly-tradable security as of a specific date, the closing trading price for such security on the primary securities exchange on such securities trade, as reported by Bloomberg.

“Company Sale Success Payment” means a Success Payment arising as a result of a Measurement Date relating to the closing of a Change of Control Transaction.

“Control” means with regard to any entity, the legal or beneficial ownership, directly or indirectly, of fifty percent (50%) or more of the shares (or other ownership interest, if not a corporation) of such entity through voting rights or through the exercise of rights pursuant to agreement, or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity.

“Current Value Multiple” means, with respect to a Measurement Date, the quotient of (A) the Success Payment Value as of such Measurement Date divided by (B) $1.8288, which is the original purchase price for a single share of Series A Preferred Stock.

“Fair Market Value” shall have the meaning set forth in Exhibit B attached hereto.

“Initial Public Offering” means the closing of the Company’s first firm commitment underwritten public offering of the Company’s Common Stock pursuant to a registration statement filed under the Securities Act of 1933, as amended.

“Measurement Date” means each of the following dates that occur during the Success Payment Period: (i) the one year anniversary of the date on which the Company completes an Initial Public Offering; (ii) the two year anniversary of the date on which the Company completes an Initial Public Offering, and each two year anniversary thereafter (i.e., the four year anniversary, six year anniversary, etc. of the date on which the Company completes an Initial Public Offering); (iii) the closing of a Change of Control Transaction and (iv) the last day of the Success Payment Period, unless the Success Payment Period has ended due to the closing of a Change of Control Transaction. For clarity, if the Success Payment Period ends due to the occurrence of a Change of Control Transaction, then there shall be a single Measurement Date on the closing of the Change of Control Transaction.

“Series A Preferred Stock Equivalent” means a number of shares of the Company’s Series A Preferred Stock, par value $0.0001 per share, equal to one (1) share, as such number may be adjusted to account for any stock splits, stock combinations or stock dividends that occur with respect to the Series A Preferred Stock after the date of this letter agreement. Furthermore, if the Series A Preferred Stock is converted into shares of Common Stock, whether in connection with an Initial Public Offering or otherwise, then and thereafter “Series A Preferred Stock Equivalent” shall mean the number of shares of the Common Stock that are issued in such conversion in respect of the number of shares of Series A Preferred Stock that immediately prior to such conversion constituted one Series A Preferred Stock Equivalent, as may be further adjusted to account for any stock splits, stock combinations or stock dividends that subsequently occur with respect to the Common Stock.

“Success Payment” means, with respect to a Measurement Date, the positive difference, if any between (A) the amount (in millions) set forth in Exhibit A beneath the greatest Trigger Value that the Current Value Multiple as of the Measurement Date meets or exceeds, less (B) the sum of all payments previously made or owing to Stanford pursuant to this Section 1 in connection with previous Measurement Dates. In no event will the aggregate amount of Success Payments that become due under this letter agreement exceed $200.0 million.

“Success Payment Date” means (i) with respect to any Company Sale Success Payment, the earlier of (a) the date on which any proceeds from the Change of Control Transaction are paid or distributed to stockholders of the Company, and (b) the date that is ninety (90) days after the Measurement Date corresponding to the closing of the Change of Control Transaction, and (ii) with respect to any other Success Payment, the date that is forty five (45) days after the Measurement Date pursuant to which such Success Payment obligation arises.

“Success Payment Period” means the period of time that commences on the date of this letter agreement, and ends on the earlier to occur of (i) the nine year anniversary of the date of this letter agreement, and (ii) the closing of a Change of Control Transaction.

“Success Payment Value” means, as of a Measurement Date, the sum of (i) the Fair Market Value of one Series A Preferred Stock Equivalent as of such Measurement Date and (ii) the amount, if any, of any dividends and other distributions (including the fair market value of non-cash distributions) made in respect of one Series A Preferred Stock Equivalent on or before such Measurement Date.

“90 Day Weighted Average Trading Price” means, with respect to any publicly-tradable security as of a specific date, the simple arithmetic average of the volume-weighted average trading price for all trading days occurring during the ninety (90) calendar day period preceding such date, as reported by Bloomberg.

2.     Example Success Payment Calculations. The following are hypothetical examples, provided solely for purposes of illustration, of how the calculations described in this letter agreement are intended to operate:

(a)    Assume that after the date hereof, the Series A Preferred Stock undergoes a five-for-one reverse stock split, and the Company then undergoes a Change of Control in which the consideration paid for each share of the Company’s capital stock is $100.00. Under these circumstances, on the Measurement Date corresponding to the Change of Control, a Series A Preferred Stock Equivalent would be one fifth (1/5th) of one share of Series A Preferred Stock, the Success Payment Value would be $20.00, and the Current Value Multiple would be 10.93, and accordingly, assuming no prior Success Payments had been made, a Success Payment of $10 million would become due in connection with the Change of Control.

(b)    Assume that after the date hereof, the Series A Preferred Stock undergoes a one-for-three forward stock split, and is then converted into Common Stock in connection with an Initial Public Offering, and further assume that on the one year anniversary of the Initial Public Offering the Fair Market Value is determined to be $20.00 per share. Under these circumstances, on the Measurement Date corresponding to the one year anniversary of the Initial Public Offering, a Series A Preferred Stock Equivalent would be three (3) shares of Common Stock, the Success Payment Value would be $60.00, and the Current Value Multiple would be 32.80, and accordingly, assuming no prior Success Payments had been made, a Success Payment of $90 million would become due in connection with the Initial Public Offering.

3.     Termination. The rights and obligations relating to Success Payments as described in Section 1 of this letter agreement shall terminate upon the earlier of (i) termination of the Collaboration Agreement by the Company as a result of a willful or intentional material breach thereof by Stanford (but not as a result of any other termination), and (ii) the first date after the Success Payment Period has ended, the Current Value Multiple for the Measurement Date coinciding with the end of the Success Payment Period has been determined, and the Company (or its successor) has made any Success Payment due in respect of such Measurement Date. The parties agree that upon a termination as a result of a willful or intentional material breach of the Collaboration Agreement by Stanford, the Company may offset agreed damages for such breach against any outstanding Success Payment obligations hereunder.

This letter agreement will be construed, interpreted, and applied in accordance with the laws of the State of Delaware, excluding its body of law controlling conflicts of laws. The rights and obligations under this letter agreement may not be assigned, and any attempt to do so will be null and void, without the prior written consent of the Company; provided, however, that Stanford may assign its rights under this letter agreement (a) to an Affiliate of Stanford so long as such Affiliate agrees to be bound by the terms and provisions of this letter agreement, provided that such assignment shall only remain effective for so long as the assignee remains an Affiliate of Stanford, or (b) to a third party that acquires all or substantially all of Stanford’s assets, or that acquires all of the equity interests in Stanford through a merger, consolidation or reorganization, so long as the entity to which this letter agreement is assigned agrees in writing to fulfill all of Stanford’s obligations under this letter agreement. This letter agreement may not be amended except by the written agreement signed by authorized representatives of both parties and may be executed in counterparts, with signatures delivered by facsimile or .pdf binding as if originally executed.

[Signature Page Follows]

This letter agreement, together with the Collaboration Agreement, is the complete and exclusive statement regarding the subject matter of this agreement and supersedes all prior agreements, understandings and communications, oral or written, between the parties regarding the subject matter of this letter agreement.

With best regards,

LYELL IMMUNOPHARMA, INC.

By:	/s/ Liz Homans
	Name:	Liz Homans
	Title:	Chief Executive Officer

By:	/s/ Heather Turner
	Name:	Heather Turner
	Title:	Chief General Counsel

Accepted and Agreed:

STANFORD UNIVERSITY

By:	/s/ Karin Immergluck
	Name:	Karin Immergluck
	Title:	Executive Director

EXHIBIT A

TRIGGER VALUES AND SUCCESS PAYMENTS

Trigger Value	10.0x	20.0x	30.0x	40.0x	50.0x
Aggregate Success Payment Amount ($M)	$10.0	$40.0	$90.0	$140.0	$200.0

EXHIBIT B

FAIR MARKET VALUE

The “Fair Market Value” of a Series A Preferred Stock Equivalent, with respect to a Measurement Date, shall be determined as follows:

1.    With respect to any Measurement Date (other than a Measurement Date relating to the closing of a Change of Control Transaction) on which (a) a Series A Preferred Stock Equivalent consists solely of shares of the Company’s Common Stock and (b) the Company’s Common Stock is traded on The Nasdaq Stock Market, the New York Stock Exchange or another national securities exchange registered with the Securities and Exchange Commission under Section 6 of the Securities Exchange Act of 1934, as amended, the “Fair Market Value” will be the 90 Day Weighted Average Trading Price as of the applicable Measurement Date.

2.    With respect to any Measurement Date relating to the closing of a Change of Control Transaction in which the consideration paid in respect of a Series A Preferred Stock Equivalent in the Change of Control Transaction consists solely of cash, cash-equivalents and/or publicly-tradable securities, the “Fair Market Value” will be the amount of cash and cash-equivalents, and the value of any publicly-tradable securities, so paid. For purposes of establishing the value of any publicly-tradable securities, such securities shall be deemed to have a value equal to the Closing Trading Price as of the trading day immediately prior to the Measurement Date.

3.    With respect to any Measurement Date for which neither of paragraphs (1) or (2) above apply, the “Fair Market Value” shall be determined in accordance with Fair Market Value Methodology and the following procedures:

(a)    Within 20 calendar days of the Measurement Date, the Company shall deliver to Stanford a proposed Fair Market Value by written notice (the “Company Notice”). If Stanford does not object to such written notice by delivering written notice to the Company of its objection within 20 calendar days (an “Objection Notice”), the Fair Market Value shall be the Fair Market Value proposed in such Company Notice. Within 10 calendar days of the delivery of such Objection Notice (the end of such 10 calendar day period being the “Trigger Date”), each of Stanford and the Company shall consult with each other and attempt in good faith to agree upon a Fair Market Value with the Fair Market Value being the price so agreed in writing if agreement is reached within such time period.

(b)     If Stanford and the Company do not agree on the Fair Market Value before the Trigger Date, then within 10 calendar days of the Trigger Date, each of Stanford, and the Company shall give written notice (each such notice, a “Fair Market Value Notice”) to the other of its proposed determination of Fair Market Value (in accordance with the Fair Market Value Methodology and it being understood that the first such written notice given by each such party shall be deemed their respective Fair Market Value Notice). Within 10 calendar days of the delivery of the second Fair Market Value Notice (the end of such 10 calendar day period being the “Second Trigger Date”), each of Stanford and the Company shall further consult with each other and attempt in good faith to agree upon a Fair Market Value with the Fair Market Value being the price so agreed in writing if agreement is reached within such time period.

(c)     If Stanford and the Company do not agree on the Fair Market Value before the Second Trigger Date, then each of Stanford and the Company shall appoint an arbitrator pursuant to clause (e) below to act as an expert and not as an arbitrator (the “Valuation Expert”), at the expense of each of Stanford and the Company in equal proportions, for the purpose of making the determination referred to here, with such Valuation Expert instructed to determine its independent estimate of the Fair Market Value

(the “Valuation Expert’s Estimate”) in accordance with the Fair Market Value Methodology within 20 calendar days after being appointed (it being understood that neither relevant Party shall provide the Valuation Expert with their respective Fair Market Value Notices nor disclose to such Valuation Expert the contents thereof and that the relevant Parties shall make available to such Valuation Expert access on a confidential basis to such books, accounts, records and forecasts as reasonably requested and believed to be necessary to determine the Fair Market Value).

(d)    The Fair Market Value shall then conclusively be deemed to equal the average (i.e., the arithmetic mean) of the Valuation Expert’s Estimate and the Fair Market Value determination set forth in that Fair Market Value Notice that is closest to the Valuation Expert’s Estimate, but in no case more in dollar amount than the highest or less in dollar amount than the lowest of the Fair Market Value Notices, and such value shall be final and binding on the Parties hereto (it being understood that for the avoidance of doubt no Party shall be able to contest the Valuation Expert’s Estimate based on any claim of non-adherence to the Fair Market Value Methodology).

(e)     If each of the Company and Stanford fail to mutually agree on a Valuation Expert within 10 calendar days of the Second Trigger Date, each of such parties shall, within 10 calendar days thereafter, appoint two independent public accountants (that shall each not be an Affiliate or service provider of any of the Company or Stanford at the time of arbitration), who shall try to mutually agree on a third party Valuation Expert. If such independent public accountants fail to mutually agree on such Valuation Expert within 10 calendar days from appointment, each of such independent public accountants shall appoint two additional independent public accountants within 10 calendar days, and the Valuation Expert will be selected from among the four independent public accountants by drawing lots. The Success Payment Date will be extended by up to 30 calendar days if necessary to complete the process of designation of the Valuation Expert.

(f)     All Fair Market Value determinations set forth in any Fair Market Value Notice pursuant to paragraph (3) of this Exhibit B and all valuations estimated and/or determined by the Valuation Expert must adhere to the following requirements (the “Fair Market Value Methodology”):

i.

subject to the below, be in accordance with industry standard valuation methodologies including but not limited to revenues, price-earnings ratio, free cash flow, EBITDA multiples or other appropriate metrics;

ii.

be, subject to clause (iii) below, based on the actual historical results of the operation of the Company as reflected on its audited and unaudited financial statements and reasonable forecasts of up to five (5) years assuming ordinary course of operations of the Company consistent with past practice; and

iii.

for the avoidance of doubt, specifically, take into full account the working capital balances of the Company and assume that any financial indebtedness or negative working capital balances of the Company are paid off or offset in full with available cash (with the consequences or repayment or failure to offset with available cash transferred reflected as a degradation to the Fair Market Value).